UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 2, 2016

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 2, 2016, IRIDEX Corporation, a Delaware corporation (the “Company”), entered into a Loan and Security Agreement (the “Loan Facility”) between the Company and Silicon Valley Bank, as lender (the “Lender”).

The Loan Facility provides for a $15.0 million revolving credit facility, with a $1.0 million cash management services sublimit.  Loans may be advanced under the Loan Facility based on a borrowing base equal to a specified percentage of the value of the Company’s eligible accounts receivable.  Loan proceeds may be used for general corporate purposes.  The Company may prepay loans under the Loan Facility in whole or in part at any time without premium or penalty.  As of November 2, 2016, the Company had no outstanding revolving loans under the Loan Facility.

The loans bear interest at the prime rate reported in The Wall Street Journal, plus a spread of 1.50%.  Interest is due and payable in arrears monthly.  Principal, together with all accrued and unpaid interest, is due and payable on November 2, 2019 (the “Maturity Date”).  The Company is also obligated to pay customary closing fees, unused line fees and commitment fees for a facility of this size and type.

Certain of the Company’s future domestic subsidiaries are required to guaranty the obligations under the Loan Facility.  The obligations of the Company are secured by substantially all of the Company’s assets, excluding intellectual property and subject to certain other exceptions and limitations.

The Loan Facility contains customary affirmative and negative covenants, including among others, covenants limiting the ability of the Company and its subsidiaries to dispose of assets, permit a change in control, merge or consolidate, make acquisitions, incur indebtedness, grant liens, make investments, make certain restricted payments and enter into transactions with affiliates, in each case subject to customary exceptions. The Loan Facility has no financial covenants.

Upon an event of default, the Lender may declare the outstanding obligations payable by the Company to be immediately due and payable, terminate the commitments and exercise other rights and remedies provided for under the Loan Facility.  The events of default under the Loan Facility include, among others, payment defaults, covenant defaults, a material adverse change default, bankruptcy and insolvency defaults, cross-defaults to other material indebtedness, judgment defaults, inaccuracy of representations and warranties and defaults relating to governmental approvals.  Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Loan Facility at a per annum rate of interest equal to 5.00% above the applicable interest rate.

The Lender and its affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates.  They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Loan Facility is qualified in its entirety by reference to the full text of the Loan Facility, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of November 2, 2016, between IRIDEX Corporation and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ WILLIAM M. MOORE
William M. Moore President and Chief Executive Officer

Date: November 3, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of November 2, 2016, between IRIDEX Corporation and Silicon Valley Bank.